EXHIBIT 10.4

AGREEMENT FOR PROFESSIONAL SERVICES

by and between

CHINA TEL GROUP, INC.

and

JOINMAX ENGINEERING & CONSULTANTS (HK) LTD.

Agreement for Professional Services

This Agreement for Professional Services ("Agreement") is entered into as of April 10, 2009 ("Effective Date") by and between China Tel Group, Inc., a Nevada corporation (“ChinaTel”), and Joinmax Engineering & Consultants ((HK) Ltd. a Hong Kong corporation (“Joinmax”).  ChinaTel and Joinmax are each hereinafter referred to individually as a "Party" or collectively as "Parties."

RECITALS

A.
ChinaTel and its affiliated companies, sometimes through consultants such as Joinmax, are in the business of designing, developing, operating, and providing managerial services for the construction of wireless communications facilities globally and maintaining the same;

B.	ChinaTel is in the process of acquiring, designing, developing operating and maintaining wireless communications facilities in South America, Europe, Russia and the People’s Republic of China (“PRC”);

C.
CECT-Chinacomm Communications Co. Ltd. (“Chinacomm”) is a telecommunications operator which holds licenses for the use of 3.5GHz spectrum to deploy, maintain and operate a wireless telecommunications broadband network in 29 cities throughout the PRC;

D.
ChinaTel has agreed to provide, among other things, professional services to Chinacomm for building and operating Chinacomm’s 3.5GHz wireless telecommunications broadband network in the 29 cities throughout the PRC on behalf of Chinacomm; and

E.
ChinaTel has agreed to provide professional services by utilizing the professional services of Joinmax to fulfill its obligations for building Chinacomm’s 3.5GHz wireless telecommunications broadband network in the 29 cities throughout the PRC in accordance with the terms and conditions of this Agreement.

AGREEMENT

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.  Term of this Agreement

The term of this Agreement shall be effective as of April 1, 2009 and expire on December 31, 2011.

2.  Services to be Performed by Joinmax

Joinmax shall perform the following professional services (“Services”) of the following general description as an independent contractor to ChinaTel in connection with the deployment of the wireless telecommunications broadband network in the 29 cities in the PRC: (i) architectural and engineering services; (ii) project management services; (iii) site acquisition services: (iv) deployment supervision services; (v) general administrative services; and (vi) any other professional services ChinaTel deems necessary to fully deploy Chinacomm’s wireless telecommunications broadband network in the 29 cities in the PRC.

3.  Payment

ChinaTel shall pay Joinmax for the Services it provides to ChinaTel at Joinmax’ standard hourly rates and/or based upon a fixed fee for specific Services.  Hourly time charges are subject to change by Joinmax upon thirty (30) days prior written notice. Within ten (10) days after the end of each calendar month during the term of this Agreement, or at such other intervals as ChinaTel and Joinmax mutually agree, Joinmax shall submit an invoice to ChinaTel describing the Services during the prior month and identifying the amount of compensation due Joinmax for the Services it has provided to ChinaTel.  ChinaTel shall pay such invoice for the Services performed within thirty (30) days of receipt thereof by ChinaTel, unless the Parties mutually agree upon a different payment schedule (“Payment Due Date”).  ChinaTel shall have the option to pay such invoice by tendering shares of ChinaTel’s Series A common stock (“Shares”) in lieu of a cash payment for the Services identified in such invoice.  The Shares shall paid at a price equal to the lesser of: (i) ninety-five ($0.95); or (ii) eighty percent (80%)of the volume weighted average of the closing price of the Shares on the Over The Counter Bulletin Board quotation system for the thirty (30) day period prior to each Payment Due Date.

4.  State and Federal Taxes

Joinmax shall assume full responsibility for the payment of any taxes (or any other obligations or payments) that may be claimed as owed by any unit of government, as a result of remuneration paid to Joinmax for performance of the Services.  Joinmax shall defend and indemnify ChinaTel with regard to any such payments.

5.  Fringe Benefits

Neither Joinmax nor any of its employees shall be eligible to receive any employee benefits from ChinaTel, including, but not limited to, medical, dental, vision, long-term disability, accidental death and dismemberment, flexible spending account, mental health services, family and medical care leave benefits, vacation benefits and participation in any ChinaTel 401 (k) plan.

6.  Independent Contractor Status

The Parties intend Joinmax to act as an independent contractor in the performance of the Services.  Joinmax shall have the right to control and determine the methods and means of performing the Services.  Joinmax shall use his own expertise and judgment in performing the Services, recognizing that ChinaTel is relying on Joinmax to consult, when appropriate, with employees of ChinaTel.

7.  Equipment and Supplies

Joinmax, at its sole expense, shall provide all equipment, tools and supplies necessary to perform the Services.

8.  Expenses

Joinmax shall be responsible for all expenses required for the performance of the Services.

9.  Confidential Information

In order to assist Joinmax in the performance of the Services, ChinaTel may supply Joinmax, from time to time, with confidential information concerning ChinaTel and its affiliated or subsidiary companies (“collectively, “the ChinaTel Group”), and their respective customers and suppliers, hereinafter referred to as “Confidential Information.”  Joinmax shall hold confidential and not disclose to others, either directly or indirectly, any and all Confidential Information, propriety information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, financial data and other business information which may be learned from the ChinaTel Group before and during the term of this Agreement, unless the same have been furnished directly to Joinmax by the ChinaTel Group and Joinmax is advised in writing by the ChinaTel Group that such information is not Confidential Information.  Joinmax acknowledges that the terms and conditions of this Agreement are deemed confidential by the ChinaTel Group and agrees not to disclose any information regarding it to any third party, without the ChinaTel Group’s prior written consent.  All documents containing Confidential Information shall be returned to the ChinaTel Group, and no copies shall be retained by Joinmax upon the termination or expiration of this Agreement.  Not withstanding the foregoing, such duty of confidentiality shall not extend to information which is or comes into the public domain, is rightfully obtained for third parties under a duty of confidentiality, or which is independently developed without reference to the ChinaTel Group’s Confidential Information.  The duties of confidentiality imposed by this Agreement shall survive any termination or expiration of this Agreement for a period of three (3) years.  All data and information developed by Joinmax (including notes, summaries, and reports), while performing the Services, shall be kept strictly confidential and shall not be revealed to third parties, without the ChinaTel Group’s prior written consent thereto. All such data and information shall be delivered to the ChinaTel Group by Joinmax at the request of any entity within the ChinaTel Group.

10.  Dispute Resolution

If a dispute arises relating to this Agreement or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, claims of discrimination or any other claims under any federal, state or local law or regulation now in existence or hereinafter enacted, and as amended from time to time (“Dispute), the Parties shall attempt in good faith to settle the Dispute through mediation conducted by a mediator to be mutually selected by the parties. The parties shall share the costs of the mediator equally.  Each party shall cooperate fully and fairly with the mediator, and shall attempt to reach a mutually satisfactory compromise of the Dispute.  If the Dispute is not resolved within thirty (30) days after it is referred to the mediator, it shall be resolved through final and binding arbitration, as specified in this Section 10.

Binding arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), sitting in Orange County, California, for resolution by a single arbitrator acceptable to both Parties.  If the Parties fail to agree to an arbitrator within ten (10) days of a written demand for arbitration being sent by one Party to the other Party, then JAMS shall select the arbitrator according to the JAMS Rules for Commercial Arbitration.  The arbitration shall be conducted pursuant to the California Code of Civil Procedure and the California Code of Evidence.  The award of such arbitrator shall be final and binding on the Parties, and may be enforced by any court of competent jurisdiction.  In the event of arbitration to resolve a Dispute or enforce an arbitrator’s award, the prevailing party shall be entitled to recover its attorney’s fees and other out-of-pocket costs incurred in connection therewith from any non-prevailing party involved therein.

11.  Assignment of the Agreement; Delegation of Responsibilities; Successors and Assignees

Independent Contractor shall not assign any of his rights under this Agreement or delegate any of his responsibilities without the prior written consent of ChinaTel, which may be exercised in its sole discretion. This Agreement binds and benefits the heirs, successors and assignees of the parties to this Agreement, subject to the prohibition on assignments contained in this Section 11.

12.  Notices

All notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent: (i) certified or registered mail, return receipt requested; (ii) by personal delivery against receipt; (iii) by overnight courier; or (iv) by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered and received: (a) on the date indicated on the receipt, when delivered by personal delivery against receipt or by certified or registered mail; (b) one business day after deposit with an overnight courier; or (c) in the case of facsimile notice, when sent. Notices shall be addressed as follows:

China Tel Group, Inc.
12520 High Bluff Drive
Suite 145
San Diego, CA 92130
Fax No. (858) 259-6661
Attention: Kenneth L. Waggoner
Vice President and General Counsel

Joinmax Engineering & Consultants (HK) Ltd.
Flat/Room M202
Haleson Building 1 Jubilee Street
Central Hong Kong
Fax No. +(852) 2799-2677
Attention: Shu Lin Chen

13.  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without resort to California’s conflict-of-laws rules.

14.  Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to be one and the same agreement.

15.  Waiver

If one Party waives any term or provision of this Agreement at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given.  If either Party fails to exercise or delays exercising any of his or her rights or remedies under this Agreement, the Party retains the right to enforce that term or provision at a later time.

16.  Severability

If any court determines that any provision of this Agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this Agreement invalid or unenforceable, and such provision shall be modified, amended or limited only to the extent of necessary to render it valid and enforceable.

17.  Entire Agreement and Modification

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of this Agreement with respect to its subject matter. This Agreement may not be amended, except in writing signed by both parties.

ChinaTel Group, Inc.

By: /s/ George Alvarez
Printed Name: George Alvarez
Title: Chief Executive Officer

Joinmax Engineering & Consultants (HK) Ltd.

By: /s/ Shu Lin Chen
Printed Name: Shu Lin Chen
Title: President